Exhibit 99.6

FORM OF

NORFOLK SOUTHERN CORPORATION

Offer to Exchange

Up to $350,000,000 Outstanding Aggregate Principal Amount of

7.80% Notes Due 2027

(CUSIP No. 655844 AJ 7)

for

Notes Due 20

(CUSIP No. 655844     )

This exchange offer will expire at 5:00 p.m., New York City time, on     , 2005, unless extended by us (such date and time, as they may be extended, the “expiration date”). In order to be eligible to receive the early participation payment, holders of old notes must tender their old notes on or prior to 5:00 p.m., New York City time, on     , 2005, unless extended by us (such date and time, as they may be extended, the “early participation date”).

    , 2005

To Our Clients:

Enclosed for your consideration is a prospectus, dated     , 2005 (the “Prospectus”), and the related letter of transmittal (the “Letter of Transmittal”), relating to the offer (the “exchange offer”) of Norfolk Southern Corporation (the “Corporation”) to exchange its outstanding 7.80% notes due May 15, 2027 (the “old notes”), into new notes due     , 20     (the “new notes”), in an aggregate principal amount to be determined in the manner set forth in the Prospectus and upon the terms and subject to the conditions described in the Prospectus and the Letter of Transmittal.

The Corporation wants to encourage holders to tender early. Accordingly, the total exchange price, for each $1,000 principal amount of old notes tendered and accepted, includes an early participation payment of $     (the “early participation payment”). Holders who validly tender their old notes on or prior to 5:00 p.m., New York City time, on the early participation date and do not withdraw their tenders will receive the early participation payment. Holders who validly tender their old notes after the early participation date and do not withdraw their tenders will not receive the portion of the total exchange price attributable to the early participation payment.

New notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000. If, under the terms of the exchange offer, any tendering holder is entitled to receive new notes in a principal amount that is not an integral multiple of $1,000, the Corporation will round downward the amount of new notes to the nearest integral multiple of $1,000 and pay the difference in cash.

Upon the terms and subject to the conditions described in the Prospectus and the Letter of Transmittal, the Corporation will exchange up to $350,000,000 aggregate principal amount of the old notes for new notes, subject to the requirement that it receives valid tenders, not withdrawn prior to the expiration date, of at least $200,000,000 aggregate principal amount of old notes. If old notes having an aggregate principal amount of more than $350,000,000 are validly tendered and not withdrawn, the Corporation will accept for exchange only old notes in an aggregate principal amount up to $350,000,000 aggregate principal amount of old notes on a pro rata basis among the tendering holders.

This material is being forwarded to you as the beneficial owner of the old notes held by us for your account but not registered in your name. A tender of such old notes may only be made by us as the holder of record pursuant to your instructions.

Accordingly, we request instructions as to whether you wish us to tender on your behalf the old notes held by us for your account, pursuant to the terms and conditions set forth in the enclosed Prospectus and Letter of Transmittal.

Your instructions should be forwarded to us as promptly as possible in order to permit us to tender the old notes on your behalf in accordance with the provisions of the exchange offer.

Old notes validly tendered may be withdrawn at any time prior to the expiration date. Holders who validly tender their old notes on or prior to the early participation date and do not withdraw their tenders will receive the early participation payment. Holders who validly tender their old notes after the early participation date and do not withdraw their tenders will not receive the portion of the total exchange price attributable to the early participation payment.

The Corporation may, in its sole discretion, extend the expiration date and the early participation date.

Your attention is directed to the following:

1. The exchange offer is for up to $350,000,000 aggregate principal amount of the old notes, subject to the requirement that the Corporation receives valid tenders, not withdrawn prior to the expiration date, of at least $200,000,000 aggregate principal amount of old notes.

2. If old notes having an aggregate principal amount of more than $350,000,000 are validly tendered and not withdrawn, the Corporation will accept for exchange only old notes in an aggregate principal amount up to $350,000,000 aggregate principal amount of old notes on a pro rata basis among the tendering holders.

3. The exchange offer is subject to certain conditions set forth in the section of the Prospectus entitled “The Exchange Offer—Conditions to the Exchange Offer.”

4. Any transfer taxes incident to the transfer of old notes from the holder to the Corporation will be paid by the Corporation, except as otherwise provided in the Instructions in the Letter of Transmittal of Transmittal.

5. The deadline to receive the early participation payment is 5:00 p.m., New York City time, on     , 2005, unless extended by the Corporation.

6. The exchange offer expires at 5:00 p.m., New York City time, on     , 2005, unless extended by the Corporation.

If you wish to have us tender your old notes, please so instruct us by completing, executing and returning to us the instruction form on the back of this letter. The Letter of Transmittal is furnished to you for information only and may not be used directly by you to tender old notes.

INSTRUCTIONS WITH RESPECT TO

THE EXCHANGE OFFER

The undersigned acknowledge(s) receipt of your letter and the enclosed material referred to therein relating to the exchange offer made by Norfolk Southern Corporation with respect to its old notes.

This will instruct you to tender the old notes held by you for the account of the undersigned, upon and subject to the terms and conditions set forth in the Prospectus and the related Letter of Transmittal.

☐ Please tender the old notes held by you for my account as indicated below:

Aggregate Principal Amount of Old Notes

7.80% notes due May 15, 2027: $

☐ Please do not tender any old notes held by you for my account.

Dated: , 2005

SIGN HERE

Signature(s)

Please print name(s) here

Address(es)

Area Code and Telephone Number

Tax Identification or Social Security No(s).

None of the old notes held by us for your account will be tendered unless we receive written instructions from you to do so. Unless a specific contrary instruction is given in the space provided, your signature(s) hereon shall constitute an instruction to us to tender all old notes held by us for your account.

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